Exhibit 99.h.1.a

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010*

as amended September 24, 2012

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Trust Asset Level	Percentage of Net Assets
First $500 million	0.065%
$Over 500 million to $2 billion	0.045%
Over $2 billion	0.02%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China Opportunities Fund

Aberdeen Emerging Markets Fund

Aberdeen International Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Global Natural Resources Fund

Aberdeen Diversified Income Fund

   (formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Dynamic Allocation Fund

   (formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)

Aberdeen Diversified Alternatives Fund

   (formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen Small Cap Fund

Aberdeen Global Small Cap Fund

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Fixed Income Fund

Aberdeen Asia Bond Fund

Aberdeen Tax-Free Income Fund

Aberdeen Core Fixed Income Fund

Aberdeen Core Plus Income Fund

Aberdeen Global High Yield Bond Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Equity I Fund

Aberdeen U.S. Equity II Fund

Aberdeen U.S. High Yield Bond Fund

Aberdeen Emerging Markets Debt Fund

* As most recently approved at the July 24, 2012 Board Meeting.

ABERDEEN FUNDS

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Secretary and Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President